Exhibit 2.2

                         UNITED STATES BANKRUPTCY COURT
                          EASTERN DISTRICT OF MISSOURI
                                EASTERN DIVISION



IN THE MATTER OF:                 )      In Proceedings Under Chapter 11
                                  )
THERMADYNE HOLDINGS               )      Case No. 01-52840-399
CORPORATION, et al.,              )
                                  )      HONORABLE BARRY S. SCHERMER
                       Debtors.   )      UNITED STATES BANKRUPTCY
                                  )      JUDGE
                                  )
                                  )
                                  )      FINDINGS OF FACT, CONCLUSIONS OF LAW, )
                                  )      AND ORDER PURSUANT TO 11 U.S.C. )
                                  )      (ss)1129(a) AND (b) AND FED. R. BANKR.
                                  )      P. 3020 )CONFIRMING THE DEBTORS' FIRST
                                  )      AMENDED AND RESTATED JOINT PLAN OF
                                  )      REORGANIZATION UNDER CHAPTER 11 OF THE
                                  )      BANKRUPTCY CODE
                                  )
                                  )
                                  )      Gregory D. Willard, Esq.
                                  )      Lloyd A. Palans, Esq.
                                  )      David M. Unseth, Esq.
                                  )      Jennifer A. Merlo, Esq.
                                  )      One Metropolitan Square
                                  )      211 North Broadway
                                  )      Suite 3600 - THC
                                  )      St. Louis, Missouri  63102-2750
                                  )      (314) 259-2000


           The Debtors' First Amended and Restated Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated January 17, 2003 (the "Plan"), a copy of which is annexed hereto as Exhibit A,(1) having been filed with the Court by Thermadyne Holdings Corporation ("Thermadyne Holdings") and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"); and the Debtors' First Amended and Restated




--------------------
(1) All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.
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Disclosure Statement pursuant to section 1125 of the Bankruptcy Code, dated
January 17, 2003 (the "Disclosure Statement"), having been approved by the Court, and duly transmitted to holders of Claims and Equity Interests in compliance with the order of the Court dated January 21, 2003 (the "Disclosure Statement Order"), (i) approving the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code, (ii) establishing a voting record date and solicitation and tabulation procedures, and (iii) providing for certain other relief; and a hearing having been held before the Court on April 3, 2003 to consider confirmation of the Plan (the "Confirmation Hearing"); and due notice of the Confirmation Hearing having been given to holders of Claims against and Equity Interests in the Debtors and other parties in interest substantially in compliance with the Disclosure Statement Order, the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), as established by the affidavits of service, mailing and/or publication filed with the Court, and such notice being sufficient under the circumstances and no further notice being required; and upon the Affidavit of James H. Tate in Support of Confirmation of the Debtors' First Amended and Restated Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated March 31, 2003, the Affidavit of David L. Resnick in Support of the Debtors' First Amended and Restated Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated March 17, 2003, and the Affidavit of Joseph L. D'Amico in Support of the Debtors' First Amended and Restated Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated March 14, 2003; and after consideration of the Debtors' Memorandum of Law in Support of Confirmation of the Debtors' First Amended and Restated Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the "Confirmation Memorandum"); and the Court having considered all objections to confirmation of the Plan (the "Objections"), and the


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Objections having been withdrawn, resolved or otherwise overruled as set forth herein and in the record of the Confirmation Hearing; and the appearances and statements of all interested parties having been noted in the record of the Confirmation Hearing; and upon the record of the Confirmation Hearing and all of the proceedings had before the Court, and after due deliberation and sufficient cause appearing therefor, it is hereby FOUND, DETERMINED, ORDERED, ADJUDGED, AND DECREED AS FOLLOWS:


                                  INTRODUCTION
                                  ------------

           1. Findings and Conclusion. The findings and conclusions set forth herein and in the record of the Confirmation Hearing constitute the Court's findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

           2. Jurisdiction, Venue, Core Proceeding (28 U.S.C. ss.ss. 157(b)(2), 1334(a)). The Court has jurisdiction over the Debtors' Chapter 11 Cases and to confirm the Plan pursuant to 28 U.S.C. ss. 1334. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. ss. 157(b) and this Court has jurisdiction to enter a final order with respect thereto. The Debtors are eligible debtors under section 109 of the Bankruptcy Code. Venue is proper before this Court pursuant to 28 U.S.C. ss.ss. 1408 and 1409.

           3. Judicial Notice. The Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Court, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered, or adduced at the hearings held before the Court during the pendency of the Chapter 11 Cases.


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           4. Solicitation and Notice. The Plan, Disclosure Statement, Ballots,
Disclosure Statement Order, and notice of the Confirmation Hearing were transmitted and served substantially in compliance with the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order. As described in, and as evidenced by, the Affidavit of Mailing dated February 10, 2003, of Angarad Bowdler, an employee of Bankruptcy Services LLC (the "Voting Agent") (docket no.
673) (describing service of solicitation materials on January 31, 2003), the Supplemental Affidavit of Mailing, dated February 10, 2003, of Angarad Bowdler (docket no. 671) (describing service of solicitation materials on February 5, 2003 on certain holders of Claims in non-voting Classes), the Supplemental Affidavit of Angarad Bowdler, dated February 10, 2003 (docket no. 672) (describing service of solicitation materials on February 4, 2003 on holders of Class 9 Thermadyne Holdings Equity Interests and Other Subsidiary Equity Interests) (collectively, the "BSI Affidavits"), and the Affidavit of Publication in The Wall Street Journal (National Edition), dated February 20, 2003, of Bridgette Trykoski, Advertising Clerk of The Wall Street Journal and the Affidavit of Publication in The St. Louis Post-Dispatch, dated March 12, 2003, of Paul C. Mesches, marketing Director of Porte Advertising, Inc. (collectively, docket no. 738) (the "Publication Affidavits"), the transmittal and service of the Plan, the Disclosure Statement, the Disclosure Statement Order, notice of the Confirmation Hearing and publication of notice of the Confirmation Hearing was timely, adequate and sufficient under the circumstances.

           5. As is evidenced by the BSI Affidavits and the Publication Affidavits, the transmittal and service of the Solicitation Materials were adequate and sufficient under the circumstances, and all parties required to be given notice of the Confirmation Hearing (including the deadline for filing and serving objections to confirmation of the Plan) have been given due, proper,


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timely, and adequate notice in compliance with the Bankruptcy Code and the
Bankruptcy Rules and consistent with the Disclosure Statement Order, and have had an opportunity to appear and be heard with respect thereto. No other or further notice is required, and any requirement under the Disclosure Statement Order to serve the solicitation materials on or before January 31, 2003 to holder of certain Claims in non-voting Classes and to holders of Class 10 Thermadyne Holdings Equity Interests and Other Subsidiary Equity Interests is hereby waived and excused.

           6. Voting. Votes to accept or reject the Plan have been solicited and tabulated in good faith and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, and the Disclosure Statement Order.


                            Confirmation of the Plan
                            ------------------------

           7. Plan Compliance with the Bankruptcy Code (11 U.S.C. ss. 1129(a)(1)). The Plan complies with the applicable provisions of the Bankruptcy Code and, as required by Bankruptcy Rule 3016(a), the Plan is dated and identifies the Debtors as the plan proponents, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

           (a) Proper Classification (11 U.S.C. ss.ss. 1122, 1123(a)(1)). In addition to Administrative Expense Claims and Priority Tax Claims, which need not be classified, Article III of the Plan classifies ten Classes of Claims and Equity Interests. The Claims and Equity Interests placed in each Class are substantially similar to other Claims and Equity Interests, as the case may be, in each such Class. Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims and Equity Interests created under the Plan, and such Classes do not unfairly discriminate between holders of Claims and Equity Interests. The Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.



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           (b) Specified Unimpaired Classes (11 U.S.C. ss. 1123(a)(2)). Article
III of the Plan specifies that Classes 1, 3, and 10 are unimpaired under the Plan, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

           (c) Specified Treatment of Impaired Classes (11 U.S.C. ss. 1123(a)(3)). Article III of the Plan designates Classes 2, 4, 5, 6, 7, 8, and 9 as impaired and specifies the treatment of the Claims and Equity Interests in those Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

           (d) No Discrimination (11 U.S.C. ss. 1123(a)(4)). The Plan provides for the same treatment by the Debtors for each Claim or Equity Interest in each respective Class unless the holder of a particular Claim or Equity Interest has agreed to a less favorable treatment of such Claim or Equity Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.

           (e) Implementation of the Plan (11 U.S.C. ss. 1123(a)(5)). The Plan and the various documents and agreements set forth in the Plan Supplement provide adequate and proper means for the implementation of the Plan, including
(i) the authorization of new securities, (ii) the cancellation of extinguished securities, (iii) the revesting of assets of each Debtor's Estate in the Reorganized Debtors, and (iv) the New Working Capital Facility (as hereinafter defined), thereby satisfying section 1123(a)(5) of the Bankruptcy Code.

           (f) Non-Voting Equity Securities / Allocation of Voting Power (11 U.S.C. ss. 1123(a)(6)). Section 8.3 of the Plan provides that the certificate of incorporation and the bylaws of each Reorganized Debtor shall be amended as necessary to prohibit the issuance of non-voting equity securities, thereby satisfying section 1123(a)(6) of the Bankruptcy Code. The Amended Bylaws and Amended Certificates of Incorporation contemplate an appropriate distribution of


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voting power as to any equity securities that may have a preference over another class of equity securities.

           (g) Designation of Directors and Officers (11 U.S.C. ss. 1123(a)(7)). Sections 8.4 and 8.5 of the Plan contains provisions with respect to the manner of selection of directors and officers of the Reorganized Debtors that are consistent with the interests of creditors, equity security holders, and public policy, thereby satisfying section 1123(a)(7) of the Bankruptcy Code.

           (h) Additional Plan Provisions (11 U.S.C. ss. 1123(b)). The provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b) of the Bankruptcy Code.

           (i) Bankruptcy Rule 3016(a). The Plan is dated and identifies the entities submitting it as proponents, thereby satisfying Bankruptcy Rule 3016(a).

           8. Debtors' Compliance with the Bankruptcy Code (11 U.S.C. ss. 1129(a)(2)). The Debtors have complied with the applicable provisions of the Bankruptcy Code. Specifically:

          A. The Debtors are proper debtors under section 109 of the Bankruptcy Code.

          B. The Debtors have complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Bankruptcy Code.

          C. The Debtors have complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Disclosure Statement Order in transmitting the Plan, the Disclosure Statement, the Ballots, and related documents and notices and in soliciting and tabulating the votes on the Plan.

           9. Plan Proposed in Good Faith (11 U.S.C. ss. 1129(a)(3)). The Debtors have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. The Debtors' good faith is evident from the facts and records of these Chapter 11 Cases, the


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Disclosure Statement, and the record of the Confirmation Hearing and other proceedings held in these Chapter 11 Cases. The Plan was proposed with the legitimate and honest purpose of maximizing the value of the Debtors' estates and to effectuate a successful reorganization of the Debtors. The Plan was negotiated at arms' length among representatives of the Debtors, the Senior Secured Lenders, and the Creditors' Committee and their advisors. Further, the Plan's indemnification, exculpation, release, and injunction provisions have been negotiated in good faith and at arms' length, are consistent with sections 105, 1123(b)(6), 1129, and 1142 of the Bankruptcy Code, and are each necessary to the Debtors' successful reorganization.

           10. Payment for Services or Costs and Expenses (11 U.S.C. ss. 1129(a)(4)). Any payment made or to be made by any of the Debtors for services or for costs and expenses in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been approved by, or is subject to the approval of, the Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

           11. Directors, Officers, and Insiders (11 U.S.C. ss. 1129(a)(5)). The Debtors have complied with section 1129(a)(5) of the Bankruptcy Code. The identity and affiliations of the persons proposed to serve as the initial directors and officers of the Reorganized Debtors after confirmation of the Plan have been fully disclosed, and the appointment to, or continuance in, such offices of such persons are consistent with the interests of holders of Claims against, and Equity Interests in, the Debtors and with public policy. The identity of any insider that will be employed or retained by the Reorganized Debtors and the nature of such insider's compensation have also been fully disclosed.


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           12. No Rate Changes (11 U.S.C. ss. 1129(a)(6)). No governmental regulatory commission has jurisdiction, after confirmation of the Plan, over the rates of any of the Debtors. Thus, section 1129(a)(6) of the Bankruptcy Code is not applicable in these Chapter 11 Cases.

           13. Best Interest of Creditors (11 U.S.C. ss. 1129(a)(7)). The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis provided in Exhibit E of the Disclosure Statement and other evidence proffered or adduced at the Confirmation Hearing (i) are persuasive and credible, (ii) have not been controverted by other evidence, and (iii) establish that each holder of an impaired Claim or Equity Interest either has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Equity Interest, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

           14. Acceptance by Certain Classes (11 U.S.C. ss. 1129(a)(8)). Classes 1, 3 and 10 of the Plan are Classes of unimpaired Claims or Equity Interests that are conclusively presumed to have accepted the Plan in accordance with section 1126(f) of the Bankruptcy Code. Classes 2 and 4 have voted to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code. Class 5 has voted to reject the Plan in accordance with section 1126(c) of the Bankruptcy Code. Classes 6, 7, 8, and 9 are impaired by the Plan and are not entitled to receive or retain any property under the Plan and, therefore, are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Although section 1129(a)(8) is not satisfied with respect to Class 5 and the deemed rejecting Classes identified above, the Plan may nevertheless be confirmed because the Plan satisfies section 1129(b) of the Bankruptcy Code with respect


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to Class 5 and the deemed rejecting Classes identified above. Section 5.2 of the
Plan contemplates non-consensual confirmation of the Plan.

           15. Treatment of Administrative Expense Claims, Tax Claims, and Other Priority Claims (11 U.S.C. ss. 1129(a)(9)). The treatment of Allowed Administrative Expense Claims pursuant to Section 2.1 of the Plan and Other Priority Claims pursuant to Section 4.1 of the Plan satisfies the requirements of sections 1129(a)(9)(A) and (B) of the Bankruptcy Code. The treatment of Priority Tax Claims pursuant to Section 2.3 of the Plan satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code.

           16. Acceptance By Impaired Classes (11 U.S.C. ss. 1129(a)(10)). Classes 2 and 4 voted to accept the Plan by the requisite majorities, determined without including any acceptance of the Plan by any insider, thereby satisfying the requirements of section 1129(a)(10) of the Bankruptcy Code.

           17. Feasibility (11 U.S.C. ss. 1129(a)(11)). The evidence proffered or adduced at the Confirmation Hearing (i) is persuasive and credible, (ii) has not been controverted by other evidence, and (iii) establishes that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganized Debtors, thereby satisfying the requirements of section 1129(a)(11) of the Bankruptcy Code.

           18. Payment of Fees (11 U.S.C. ss. 1129(a)(12)). All fees payable under section 1930 of title 28, United States Code, as determined by the Bankruptcy Code, have been or will be paid on or before the Effective Date pursuant to Section 13.11 of the Plan, thereby satisfying the requirements of section 1129(a)(12) of the Bankruptcy Code.

           19. Continuation of Retiree Benefits (11 U.S.C. ss. 1129(a)(13)).
Section 6.4 of the Plan provides that, on or after the Effective Date, the Reorganized Debtors will continue to pay all "retiree benefits" (as defined in


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section 1114(a) of the Bankruptcy Code), at the level established pursuant to section 1114(e)(1)(B) or 1114(g) at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits; provided, however, that the Reorganized Debtors reserve the right to modify any and all such plans, funds and programs in accordance with the terms thereof, thereby satisfying the requirements of section 1129(a)(13) of the Bankruptcy Code.

           20. No Unfair Discrimination; Fair and Equitable (11 U.S.C. ss. 1129(b)). Class 5 voted to reject the Plan and Classes 6, 7, 8, and 9 are deemed to have rejected the Plan (Classes 5, 6, 7, 8, and 9, collectively. the "Rejecting Classes"). Based upon the Confirmation Memorandum and the evidence proffered, adduced, and presented by the Debtors at the Confirmation Hearing, the Plan does not discriminate unfairly with respect to Class 5 Claims, as required by section 1129(b)(1) of the Bankruptcy Code, because the disparate treatment between Class 4 Claims and Class 5 Claims has several reasonable bases, including the contractual subordination of the Class 5 Claims, that the Debtors' ability to carry out the Plan is enhanced by the disparate treatment, such treatment was proposed in good faith, and the basis for the disparate treatment requires the degree of differential treatment. The Plan is fair and equitable with respect to the Rejecting Classes, as required by section 1129(b)(1) of the Bankruptcy Code, because no holder of any interest that is junior to the interest of the respective Rejecting Class will receive or retain any property under the Plan on account of such junior interest. Thus, the Plan may be confirmed notwithstanding the rejection or deemed rejection of the Plan by Classes 5, 6, 7, 8, and 9.


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           21. Principal Purpose of the Plan (11 U.S.C. ss. 1129(d)). The
principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933.

           22. Good Faith Solicitation (11 U.S.C. ss. 1125(e)). Based on the record before the Court in these Chapter 11 Cases, the Debtors, the Reorganized Debtors, the Creditors' Committee, the Senior Secured Lenders, or any of their respective members, officers, directors, agents, financial advisers, attorneys, employees, equity holders, partners, affiliates, and representatives have acted in their "good faith" within the meaning of section 1125(e) of the Bankruptcy Code in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all their respective activities relating to the solicitation of acceptances to the Plan and their participation in the activities described in section 1125 of the Bankruptcy Code, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Section 13.4 of the Plan.

           23. Satisfaction of Confirmation Requirements. Based upon the foregoing, the Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

           24. Retention of Jurisdiction. The Court may properly, and upon the Effective Date shall, retain jurisdiction over the matters set forth in Article XII of the Plan and section 1142 of the Bankruptcy Code.

           25. Partial Substantive Consolidation. No holders of a Claim or Equity Interest has objected to the partial substantive consolidation of the Debtors and the related treatment of Allowed Claims of impaired creditors as provided for in the Plan and as described in the Disclosure Statement.


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                                    DECREES
                                    -------
            NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, DECREED AND DETERMINED THAT:

           26. Confirmation. The Plan is approved and confirmed under section 1129 of the Bankruptcy Code. The terms of the Plan and the Plan Supplement are incorporated by reference into and are an integral part of the Plan and this Confirmation Order. Any objections to confirmation of the Plan that have not been withdrawn are hereby overruled.

           27. Plan Classification Controlling. The classifications of Claims and Equity Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan. The classifications set forth on the Ballots tendered to or returned by the Debtors' creditors in connection with voting on the Plan (i) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan, (ii) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims and Equity Interests under the Plan for distribution purposes, and (iii) shall not be binding on the Debtors or the Reorganized Debtors for purposes other than voting on the Plan.

           28. Binding Effect. Pursuant to section 1141 of the Bankruptcy Code and Section 13.15 of the Plan, the Plan shall be binding upon and inure to the benefit of the Debtors, the holders of Claims and Equity Interests and their respective successors and assigns, including, without limitation, the Reorganized Debtors, any entity issuing securities under the Plan, any entity acquiring property under the Plan, and any creditor or equity security holder in the debtor, whether or not the claim or interest of such creditor or equity security holder is impaired under the Plan and whether or not such creditor or equity security holder has accepted the Plan.

           29. General Authorizations. Each of the Debtors or Reorganized Debtors is authorized pursuant to section 1142(b) of the Bankruptcy Code and section 303 of Delaware General Corporate Law or other similar provisions in the


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corporate or comparable laws of the Debtors' jurisdictions of incorporation to execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan. The Debtors and the Reorganized Debtors and their respective directors, officers, agents, and attorneys, are authorized and empowered to issue, execute, deliver, file, or record any agreement, document, or security, including, without limitation, the documents contained in the Plan Supplement, as modified, amended, and supplemented, in substantially the form included therein, and to take any action necessary or appropriate to implement, effectuate, and consummate the Plan in accordance with its terms, and or take any or all corporate actions authorized to be taken pursuant to the Plan, including, without limitation, any release, amendment, or restatement of any bylaws, certificates of incorporation, or other organization documents of the Debtors, whether or not specifically referred to in the Plan or the Plan Supplement, without further order of the Court, and any or all such documents shall be accepted by each of the respective state filing offices and recorded in accordance with applicable state law and shall become effective in accordance with their terms and the provisions of state law.

           30. Merger or Dissolution of Corporate Entities. Pursuant to Section
7.2 of the Plan, on or as of the Effective Date, as determined by the respective Debtors (subject to the restructuring transactions described in Section 10.4 of the Plan), each of Thermadyne Mfg. LLC and Thermadyne Capital Corp. may be dissolved or merged with and into Thermadyne Industries, Inc. On or as of the Effective Date, as determined by the applicable Debtor, any Subsidiary may be merged into another of the Debtors or Subsidiaries or dissolved. Upon the


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occurrence of any such merger, all assets of the merged entities shall be transferred to and become the assets of the surviving corporation, and all liabilities of the merged entities, except to the extent discharged, released or extinguished pursuant to the Plan and the Confirmation Order, shall be assumed by and shall become the liabilities of the surviving corporation. All mergers and dissolutions on or prior to the Effective Date shall be effective as of the Effective Date pursuant to this Confirmation Order, without the taking of any further action by the stockholders or directors of any of the Debtors, the Debtors in Possession or the Reorganized Debtors.

           31. Amended Bylaws and Amended Certificates of Incorporation. Pursuant to Section 8.3 of the Plan, the Reorganized Parent Amended Bylaws and the Amended Reorganized Parent Certificate of Incorporation and the bylaws and certificates of incorporation of each of the Reorganized Subsidiaries shall be amended and restated as of the Effective Date to the extent necessary (i) to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such bylaws and certificates of incorporation as permitted by applicable law, and (ii) to effectuate the provisions of the Plan, in each case without any further action by the stockholders or directors of the Debtors, the Debtors in Possession or the Reorganized Debtors.

           32. Governmental Approvals Not Required. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Plan, the Disclosure Statement, and any documents, instruments, or agreements, and any amendments or modifications thereto.


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           33. Waiver of Subordination. All Claims against and Equity Interests in the Debtors and all rights and claims between or among holders of Claims and Equity Interests relating in any manner whatsoever to Claims against and Equity Interests in the Debtors, based upon any claimed subordination rights (if any), shall be deemed fully satisfied by the distributions hereunder to holders of Claims and Equity Interests having such subordination rights, and, therefore, such subordination rights shall be deemed waived, released, discharged, and terminated as of the Effective Date. Distributions to the various Classes of Claims and Equity Interests hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any holder of a claim by reason of any claimed subordination rights or otherwise, so that each holder of a Claim or Equity Interest shall receive and retain the distributions in the manner set forth in the Plan and the benefits thereof.

           34. Administrative Claims Bar Date. Holders of asserted Administrative Claims (other than Professional Fee Claims, Claims for United States Trustee Fees or Claims arising out of the DIP Facility or the DIP Financing Order) not paid and not arising out of transactions in the ordinary course of business prior to the Confirmation Date must file proofs of Administrative Claims and serve such claims on the Reorganized Debtors and their counsel no later than sixty (60) days after notice of entry of this Confirmation Order and this Administrative Claim Bar Date or be forever barred from doing so. Administrative Expense Claims for ad valorem taxes accruing after the Commencement Date shall be considered arising in the ordinary course of business and any holders of such Administrative Expense Claims shall retain their rights in respect of such Claims, including any lien rights, and shall not be required to file proofs of Administrative Claims.



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           35. Final Fee Applications. Pursuant to Section 2.2 of the Plan, all
entities seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the
Bankruptcy Code shall file their respective, final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Effective Date no later than sixty (60) days after the Effective Date.

           36. Distributions Under the Plan. Pursuant to Section 5.4 of the Plan, except as otherwise provided in the Plan and subject to Bankruptcy Rule 9010, all distributions under the Plan shall be made to the holder of (i) each Allowed Claim at the address of holder as listed on the Schedules as of the Distribution Record Date unless the Debtors or Reorganized Debtors have been notified in writing of a change of address, including by filing a proof of Claim by such holder that provides an address different from the address reflected on the Schedules provided that, in the case of (i) a holder of an Allowed 9?% Senior Subordinated Notes Claim, all distributions to such holders shall be made by the Indenture Trustee at the address in the Indenture Trustee's official records or as set forth in a properly completed letter of transmittal remitted in accordance with Section 5.11 hereof and (ii) in the case of a holder of an Allowed Senior Secured Lender Claim, all distributions to the Senior Secured Lenders pursuant to Section 4.2 of the Plan shall be made by the Reorganized Debtors (or their Disbursing Agent) to the Prepetition Agent for disbursement to the Senior Secured Lenders. Notwithstanding the foregoing, all distributions of New Common Stock and New Warrants in respect of any Claim against a Debtor or pursuant to the Newco Offering may be made by Reorganized Parent as Disbursing Agent on behalf of such Debtor.



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
           37. Unclaimed Distributions. Pursuant to Section 5.4(g) of the Plan, except with respect to distributions under the Plan to holders of Allowed General Unsecured Claims, any distributions under the Plan that are unclaimed for a period of one year after distribution thereof shall be revested in Reorganized Parent, cancelled and extinguished and any entitlement of any holder of any Claim or Equity Interest to such distributions shall be extinguished and forever barred. Distributions under the Plan to holders of Allowed General Unsecured Claims that are unclaimed for a period of one year after distribution thereof shall be distributed to holders of Allowed General Unsecured Claims whose distributions are not unclaimed as a surplus distribution pursuant to
Section 5.5(c) of the Plan.

           38. Personal Injury Tort Claims and Environmental Claims. Pursuant to
Section 5.6 of the Plan, any personal injury Tort Claim or Environmental Claim as to which a proof of claim was timely and properly filed in the Chapter 11 Cases shall be determined and liquidated in the administrative or judicial tribunal(s) in which each such Claim is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction, or in accordance with any alternative dispute resolution or similar proceeding as same may be approved by order of a court of competent jurisdiction. Nothing contained in Section 5.6 of the Plan shall impair the Debtors' right to seek estimation prior to the Effective Date of any and all personal injury Tort Claims and Environmental Claims in a court or courts of competent jurisdiction or constitute or be deemed a waiver of any Cause of Action that the Debtors may hold against any entity, including, without limitation, in connection with or arising out of any personal injury Tort Claim or Environmental Claim.



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
           39. Resolution of Claims. Pursuant to Section 5.9 of the Plan, except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, the Debtors or the Reorganized Debtors shall have the exclusive right to make and file objections to all Administrative Expense Claims, Claims and Equity Interests subsequent to the Effective Date. All objections shall be litigated to Final Order provided, however, that following the Effective Date, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve or withdraw any objections without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Debtors or the Reorganized Debtors shall file all objections to Administrative Expense Claims that are the subject of proofs of claim or requests for payment filed with the Bankruptcy Court (other than applications for allowances of compensation and reimbursement of expenses), Claims and Equity Interests and serve such objections upon the holder of the Administrative Expense Claim, Claim or Equity Interest as to which the objection is made as soon as is practicable, but in no event later than 60 days after the Effective Date or such later date as may be approved by the Bankruptcy Court.


           40. Cancellation of Existing Securities and Agreements. Pursuant to
Section 5.11 and 9.5 of the Plan, in connection with receiving the distributions provided for pursuant to the Plan, each instrument evidencing a 9?% Senior Subordinated Notes Claim, Junior Subordinated Notes Claim, 10.75% Senior Subordinated Notes Claim, or 12 1/2% Senior Discount Debenture Claim will be deemed cancelled, extinguished, and of no further force and effect as of the Effective Date and the holders of such Claims shall not retain any rights thereunder and such instruments shall evidence no rights, except the right to receive the distributions, if any, to be made to holders of such instruments pursuant to the Plan; provided, however, that the Indentures shall continue in


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
effect for the purposes of (i) allowing the Indenture Trustees to make any distributions on account of the 9?% Senior Subordinated Notes Claims and the Newco Offering pursuant to the Plan and to perform such other necessary administrative functions with respect thereto, and (ii) permitting the Indenture Trustees to maintain and assert any rights or liens for reasonable fees, costs, and expenses under the Indentures, subject to Section 13.9 of the Plan. Except with respect to the performance by the Indenture Trustees or their agents of the obligations of the Indenture Trustees under the Plan or in connection with any distributions to be made under the Plan, effective as of the Effective Date, the Indenture Trustees and their agents, successors and assigns shall be discharged of all of their obligations. Pursuant to Section 13.9 of the Plan, the Reorganized Debtors will pay in Cash, as an Administrative Expense Claim pursuant to Section 2.1 of the Plan, the reasonable fees and expenses of the Indenture Trustees through the Effective Date without the need for the Indenture Trustees to file an application for allowance with the Bankruptcy Court; provided, however, that if the Reorganized Debtors and an Indenture Trustee are unable to agree on the amount of the fees or expenses to be paid to such Indenture Trustee, the amount thereof shall be determined by the Court. Upon payment of the reasonable fees and expenses of the Indenture Trustees through the Effective Date in full, the Indenture Trustees will be deemed to have released any liens and priority rights for fees and expenses under the Indentures solely to the extent of such payment. The Reorganized Debtors shall pay the Indenture Trustees reasonable fees and expenses (including counsel's fees and expenses), if any, incurred after the Effective Date in connection with making a distribution to holders of 9?% Senior Subordinated Notes Claims and in connection with the Newco Offering. If the Debtors and an Indenture Trustee cannot agree on the amount of fees and expenses to be paid to such Indenture Trustee, the amount of fees and expenses shall be determined by the Bankruptcy Court.


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
           41. Assumption and Rejection. Article VI of the Plan governing the assumption and rejection of executory contracts and unexpired leases satisfies the requirements of section 365(b) of the Bankruptcy Code. Pursuant to Section 6.1(a) of the Plan, except as may otherwise be agreed to by the parties, each Reorganized Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party except for any executory contract or unexpired lease (i) which previously has been assumed pursuant to an order of the Court entered prior to the Effective Date, (ii) which has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (iii) as to which a motion for approval of the rejection of such executory contract or lease has been filed and served prior to the Effective Date or (iv) which is listed in Schedule 6.1(a)(x) (executory contracts) or Schedule 6.1(a)(y) (unexpired leases), which Schedules were filed as a part of the Plan Supplement.

           42. Bar Date for Rejection Damage Claims. Pursuant to Section 6.1(f) of the Plan, if the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to Section 6.1(a) of the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages must be served upon the appropriate Debtors and their counsel within 30 days after service on each such party of this Confirmation Order and notice of rejection of such executory contracts or unexpired leases. Any Claims not filed within such time shall be forever barred from assertion against the respective Debtors, their Estates, the Reorganized Debtors and their property.

           43. Survival of Corporate Indemnities. Pursuant to Section 6.2 of the Plan, any obligations or rights of the Debtors or Reorganized Debtors to defend,


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
indemnify, reimburse, or limit the liability against claims of obligations of the Debtors' present and former directors, officers or employees who served as directors, officers, and employees, respectively, on or after the Commencement Date, pursuant to the Debtors' certificates of incorporation, bylaws, applicable state law, or specific agreement, or any combination of the foregoing, shall survive Confirmation hereof and remain unaffected thereby, and shall not be discharged, irrespective of whether such defense, indemnification, reimbursement, or limitation of liability accrued or is owed in connection with an occurrence before or after the Commencement Date.

           44. Partial Substantive Consolidation. Pursuant to Section 7.1 of the Plan, as of the Effective Date, pursuant to the Plan, the Debtors' estates will be partially substantively consolidated for all purposes related to the claims in Classes 1, 2, 3, 4, and 5 of the Plan, including for purposes of voting, confirmation and distribution. Pursuant to such partial substantive consolidation (i) no distributions shall be made under the Plan on account of intercompany claims between or among the Debtors, (ii) no distributions shall be made under the Plan on account of Subsidiary Equity Interests, (iii) all guarantees of any Debtor of the obligations of any other Debtors shall be deemed eliminated so that any claim against any Debtor and any guarantee thereof by any other Debtor and any joint or several liability of any of the Debtors shall be deemed one obligation of the consolidated Debtors and (iv) each and every Claim filed or to be filed in Classes 1, 2, 3, 4, and 5 of the Plan in the Chapter 11 Case of any Debtor shall be deemed filed against the consolidated Debtors, and shall be deemed one Claim against and obligation of the consolidated Debtors. Such partial substantive consolidation treatment shall not affect (i) the separate legal status and corporate structures of the Reorganized Debtors, subject to the right of the Debtors or Reorganized Debtors to effect restructurings as provided in Section 7.2 of the Plan, (ii) intercompany claims by and among the Debtors or Reorganized Debtors, and (iii) Subsidiary Equity Interests.


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
           45. Directors and Officers. Pursuant to Sections 8.4 and 8.5 of the Plan, effective as of the Effective Date, the senior officers and directors of the Reorganized Debtors referenced on the record at the Confirmation Hearing are hereby deemed elected, and the directors of the Debtors not continuing in office are hereby deemed removed.

           46. Reconstitution of Creditors' Committee. Pursuant to Section 13.8 of the Plan, on the Effective Date, the Creditors' Committee shall be reconstituted to consist of one member, who was designated and disclosed on the record of the Confirmation Hearing (the "Reconstituted Committee"). The Reconstituted Committee shall be permitted to monitor and consult with the Reorganized Debtors regarding any Disputed General Unsecured Claims. The Reconstituted Committee will terminate upon the date when the total amount of Disputed General Unsecured Claims is less than ten percent (10%) of the amount of Disputed General Unsecured Claims as of the Effective Date. The Reconstituted Committee shall be authorized to retain one local counsel, the fees and expenses of which shall be borne by the Reorganized Debtors up to the Reconstituted Committee Compensation (inclusive of the expenses of the member of the Reconstituted Committee), and any fees and expenses in excess of the Reconstituted Committee Compensation shall be chargeable against the Holdback Amount. In the event of any dispute regarding the expenses of the Reconstituted Committee or the fees and expenses of its counsel, the amount of any such fees and expenses shall be determined by the Court.

           47. Issuance of New Securities. Pursuant to Section 8.7 of the Plan, based upon the record of the Debtors' Chapter 11 Cases, including the instruments included in the Plan Supplement (and any amendments thereto), the


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
issuance of the New Senior Debt Notes, 13,300,000 shares of New Common Stock, 1,157,000 New Series A Warrants, 700,000 New Series B Warrants, and 271,439 New Series C Warrants (collectively, the "New Securities") by the Reorganized Parent is hereby authorized without further act or action under applicable law, regulation, order, or rule.

           48. Securities Laws Exemption. The offering, issuance, and distribution by the Reorganized Parent of the New Securities on account of Claims is exempt from the provisions of section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for the offer, issuance, distribution, or sale of a security to the extent provided by section 1145(a) of the Bankruptcy Code. The New Securities issued on account of Claims will be freely tradable by the recipients thereof subject only to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in Section 2(11) of the Securities Act of 1933, as amended, and compliance with any applicable rules and regulations of the Securities and Exchange Commission.

           49. Corporate Action. Pursuant to Section 9.3 of the Plan, on the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders, directors or members of one or more of the Debtors or Reorganized Debtors or their successors in interest under the Plan, including, without limitation, the authorization to issue or cause to be issued the New Common Stock, the Stock Purchase Agreement, the New Warrants, the New Senior Debt Notes and documents relating thereto, the New Working Capital Facility and documents relating thereto, the adoption of the Amended Reorganized Parent Certificate of Incorporation, the Amended Reorganized Parent Bylaws and the amended certificates of incorporation and bylaws of the Reorganized Subsidiaries, corporate mergers or dissolutions effectuated pursuant to the


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
Plan, and the election or appointment, as the case may be, of directors and officers of the Debtors pursuant to the Plan, shall be deemed to have been approved and shall be in full force and effect from and after the Effective Date pursuant to section 303 of the General Corporation Law of the State of Delaware and other applicable general corporation law of the jurisdictions in which the Reorganized Subsidiaries are incorporated, without any requirement of other or further action by the stockholders or directors of the Debtors or Reorganized Debtors. On the Effective Date, or as soon thereafter as is practicable, the Reorganized Debtors shall, if required, file their amended certificates of incorporation with the secretary of state of the state in which each Reorganized Debtor is incorporated, in accordance with the applicable general corporation law of such states.

           50. Approval of Agreements. Pursuant to Section 9.4 of the Plan, the solicitation of votes on the Plan shall be deemed a solicitation for the approval of the Plan Documents and all transactions contemplated by the Plan, including the Management Stock Plan. Entry of this Confirmation Order shall constitute approval of the Plan Documents and all such transactions, subject to the occurrence of the Effective Date.

           51. Cancellation of Equity Interests. Pursuant to Section 9.6 of the Plan, on the Effective Date, all Equity Interests, other than the Subsidiary Equity Interests, shall be cancelled and extinguished, and the holders thereof shall not retain any rights thereunder and such Equity Interests shall evidence no rights.

           52. Administration After the Effective Date. Pursuant to Section 9.11 of the Plan, after the Effective Date, the Reorganized Debtors may operate their businesses, and may use, acquire, and dispose of their property, free of any restrictions of the Bankruptcy Code and Bankruptcy Rules.


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
           53. Termination of Injunctions and Automatic Stay. Pursuant to
Section 9.12 of the Plan, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or this Confirmation Order shall remain in full force and effect in accordance with their terms.

           54. Revesting of Assets (11 U.S.C. ss. 1141(b), (c)). Pursuant to
Section 9.13 of the Plan, except as otherwise provided in the Plan, the property of the estate of each Debtor shall revest in the respective Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of the Reorganized Debtors shall be free and clear of all Liens, Claims, and interests of holders of Claims and Equity Interests, except as otherwise provided in the Plan, the New Working Capital Facility, the New Senior Debt Notes Documents, or this Confirmation Order.

           55. Discharge. Pursuant to Section 9.15 of the Plan, the rights afforded in the Plan and the treatment of all Claims and Equity Interests in the Plan shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against the Debtors and the Debtors in Possession or any of their assets or properties under the Plan. Except as otherwise provided in the Plan, on the Effective Date,
(i) all such Claims against and Equity Interests in the Debtors shall be satisfied, discharged and released in full, and (ii) all Persons shall be precluded from asserting against the Reorganized Debtors, their successors, or


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
their assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

           56. Injunction Relating to Discharge. Pursuant to Section 9.16 of the Plan, and in accordance with section 524 of the Bankruptcy Code, the discharge provided by the Plan and section 1141 of the Bankruptcy Code shall act as an injunction against the commencement or continuation of any action, employment of process, or act to collect, offset, or recover the Claims and Equity Interest discharged hereby. Except as otherwise expressly provided in the Plan or this Confirmation Order, all Persons who have held, hold, or may hold a Claim against, or Equity Interest in, the Debtors shall be permanently enjoined, on and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interests, (ii) enforcing, attaching, collecting, or recovering by any manner or means of any judgment, award, decree, or order against the Debtors on account of any such Claim or Equity Interest, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest, and (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest. The foregoing injunction shall extend to and for the benefit of successors to the Debtors (including, without limitation, the Reorganized Debtors) and their respective properties and interests in property.


           57. The New Working Capital Facility. As contemplated by Section 9.19 of the Plan, and subject to Section 11.2(d) of the Plan, the Reorganized Debtors are authorized to enter into a senior secured revolving credit facility, dated


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
as of the Effective Date (the "New Working Capital Facility"), with General Electric Capital Corporation. ("GE Capital" or the "Exit Lender") for the purposes of paying in full the DIP Obligations and financing the working capital needs of the Reorganized Debtors from and after the Effective Date and for other general corporate purposes. The New Working Capital Facility will provide the Reorganized Debtors with extensions of credit of up to an aggregate of $50,000,000, on the terms and subject to the conditions set forth in the New Working Capital Facility, and the Reorganized Debtors will receive reasonably equivalent value for all indebtedness incurred on account of extensions of credit under the New Working Capital Facility and all liens and security interests granted to the Agent in connection therewith. The Reorganized Debtors are authorized to enter into the New Working Capital Facility and all related documents, including, without limitation, all security documents, to pay all fees required to be paid with respect thereto, and to use the proceeds of the first borrowings thereunder for the payment in full of the DIP Obligations. Subject to the payment in full of the DIP Obligations, the New Working Capital Facility will satisfy the condition precedent to effectiveness set forth in
Section 11.2(h) of the Plan that the Reorganized Debtors shall have credit available to provide financing sufficient to meet their Cash obligations under the Plan and sufficient borrowing capacity to satisfy their working capital requirements as of and after the Effective Date.

           58. The terms and conditions of that certain Commitment Letter dated as of March 31, 2003 by and among the Debtors and the Exit Lender describing the terms of the New Working Capital Facility (the "Commitment Letter"), a copy of which is annexed hereto as Exhibit "1", and the New Working Capital Facility are approved and ratified as having been entered into in good faith, providing the most favorable financing terms and as being critical to the success and feasibility of the Plan. The Debtors, prior to the Effective Date, and the Reorganized Debtors, from and after the Effective Date, are authorized to enter into execute and deliver documentation evidencing the New Working Capital Facility, in form and substance acceptable to GE Capital, as administrative agent (the "Agent"), in the Agent's sole discretion, and to grant liens and security interests to Agent in substantially all of their assets (which liens and security interests shall have first priority except as set forth in the documents evidencing the New Working Capital Facility) and the execution and delivery of such documents, and the granting of such liens and security interests, are approved. All fees, costs and expenses paid or to be paid by the Debtors or the Reorganized Debtors in connection with the Commitment Letter and the New Working Capital Facility are ratified and approved. The Commitment Letter and any or all other documents signed by the Reorganized Debtors' predecessors, the Debtors, shall be binding on and enforceable against the Reorganized Debtors upon and after the Effective Date as if executed and delivered by the Reorganized Debtors, notwithstanding any provision in the Plan or this Order to the contrary, and nothing in the Plan, the Plan Supplement or this Order shall impair or otherwise adversely affect any of the rights, remedies, liens, security interests, priorities, benefits, and protections granted or provided to the Agent or any lender in connection with the New Working Capital Facility.

           59. Implementation of the Plan. Each of the Debtors and the Reorganized Debtors are hereby authorized to take all actions necessary or appropriate to consummate the Plan and the transactions contemplated thereby and to enter into contracts, instruments, releases, leases and other agreements or documents created in connection with the Plan including, without limitation, as provided in Article IX of the Plan.

           60. Exemption from Certain Taxes. Pursuant to section 1146(c) of the Bankruptcy Code: (a) the issuance, transfer, or exchange of notes or equity securities under the Plan; (b) the creation of any mortgage, deed of trust, lien, pledge, or other security interest; and (c) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan; agreements of consolidation, restructuring, disposition, liquidation, or dissolution; deeds; bills of sale; and transfers of tangible property, will not be subject to any stamp tax, recording tax, personal property transfer tax, real estate transfer tax, sales or use tax, or other similar tax. All filing or recording officers, wherever located and by whomever appointed, are hereby directed to accept for filing or recording, and to file or record immediately upon presentation thereof, all instruments or absolute or collateral transfer without payment of any recording tax, stamp tax, or similar tax or governmental assessment (other than standard filing fees) imposed by federal, state, or local law. Notice of entry of this Confirmation Order in the form approved by the Court (i) shall have the effect of an order of the Court, (ii) shall constitute sufficient notice of the entry of this Confirmation Order to such filing and recording officers, and (iii) shall be a recordable instrument notwithstanding any contrary provision of nonbankruptcy law. The Court specifically retains jurisdiction to enforce the foregoing direction, by contempt or otherwise.

           61. Exculpation. As provided in Section 13.4 of the Plan, neither the Debtors nor the Reorganized Debtors, the Creditors' Committee, the Senior Secured Lenders, the DIP Lenders, the Prepetition Agent, the DIP Agent, the Indenture Trustees, or any of their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives (the "Exculpated Parties") shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Cases


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
and the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for (i) any express contractual obligation owing by any such Person or (ii) willful misconduct or gross negligence, and, in all respects, the Exculpated Parties, directors, employees, advisors, and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided that nothing in the Plan shall, or shall be deemed to, release the Exculpated Parties, or exculpate the Exculpated Parties with respect to, their respective obligations or covenants arising pursuant to this Plan.

           62. Debtors' Releases. As provided in Section 13.5 of the Plan, on and as of the Effective Date, the Debtors and the Reorganized Debtors shall release unconditionally and forever each present or former director, officer, or employee of the Debtors, each member of the Creditors' Committee, the Senior Secured Lenders, the DIP Lenders, the Prepetition Agent, the DIP Agent, each holder of a Note Claim, other than a holder that is a Person identified in
Section 9.17 of the Plan, each Indenture Trustee, and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, parent corporations, subsidiaries, partners, affiliates and representatives from any and all Causes of Action whatsoever in connection with, related to, or arising out of the Chapter 11 Cases, the pursuit of confirmation hereof, the consummation hereof, the administration hereof, or the property to be distributed hereunder; provided, however, that the foregoing shall not operate as a waiver of or release from any Causes of Action arising out of (i) any express contractual obligation owing by any such Person or (ii) the willful misconduct or gross negligence of any such Person.

           63. Lender Releases. As provided in Section 13.6 of the Plan, on the Confirmation Date, but as of and subject to the occurrence of the Effective


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
Date, in consideration for, and as a part of the treatment afforded to the holders of Claims and Equity Interests under this Plan, and for other valuable consideration, the Debtors, the Reorganized Debtors, the Creditors' Committee (and each member thereof) and every holder of a Claim or Equity Interest unconditionally and irrevocably forever waive, release and discharge all current and former Senior Secured Lenders and DIP Lenders, the Prepetition Agent, the DIP Agent and all persons or entities who were their respective directors, officers, employees, members, partners, equity holders, agents, advisors, professional persons, representatives, parent corporations, subsidiaries, affiliates and representatives from any and all Causes of Action based upon any act or omission related to the Debtors and their business affairs, including, without limitation, any extensions of credit or other financial services or accommodations made or not made to the Debtors prior to the Effective Date; provided, however, that the foregoing shall not operate as a waiver of or release from any Causes of Action arising out of (i) any express contractual obligation owing by any such Person or (ii) the willful misconduct or gross negligence of any such Person. This Confirmation Order shall constitute an injunction against the prosecution of any such released Causes of Action.

           64. Plan Supplement. The documents contained in the Plan Supplement described in Section 13.19 of the Plan, and any amendments, modifications, and supplements thereto, and all documents and agreements introduced into evidence by the Debtors at the Confirmation Hearing (including all exhibits and attachments thereto and documents referred to therein), and the execution, delivery, and performance thereof by the Reorganized Debtors, are authorized and approved. Without need for further order or authorization of the Bankruptcy Court, the Debtors and Reorganized Debtors are authorized and empowered to make any and all modifications to any and all documents included as part of the Plan


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
Supplement that do not materially modify the terms of such documents and are consistent with the Plan, provided that notice of any such modifications shall be filed with the Court.

           65. Notice of Entry of Confirmation Order. For good cause shown, the Reorganized Debtors shall be excused from compliance with Local Bankruptcy Rule 3020-1(D) and, instead, on or before the tenth(10th) Business Day following the date of entry of this Confirmation Order, the Reorganized Debtors shall serve notice of entry of this Confirmation Order pursuant to Bankruptcy Rules 2002(f)(7), 2002(k), and 3020(c) on all creditors and interest holders, the United States Trustee, and other parties in interest, by causing notice of entry of the Confirmation Order (the "Notice of Confirmation"), to be delivered to such parties by first-class mail, postage prepaid. The notice described herein is adequate under the particular circumstances and no other or further notice is necessary. The Debtors also shall cause the Notice of Confirmation to be published as promptly as practicable after the entry of this Confirmation Order, once in The Wall Street Journal (National Edition).

           66. Notice of Effective Date. The Reorganized Debtors shall file notice of the occurrence of the Effective Date, and shall serve a copy of same on the parties identified in the Master Service List, as soon as practicable after it has occurred.

           67. Conflicts Between Order and Plan. To the extent of any inconsistency between the provisions of the Plan and this Confirmation Order, the terms and conditions contained in this Confirmation Order shall govern. The provisions of this Confirmation Order are integrated with each other and are nonseverable and mutually dependent unless otherwise expressly stated by further order of this Court.

Dated: April 3, 2003                         /s/ Barry S. Schermer
                                             -----------------------------------
St. Louis, Missouri                              BARRY S. SCHERMER,
                                                 UNITED STATES BANKRUPTCY JUDGE





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

                                                                       EXHIBIT 1





                     [Commitment Letter with GECC intentionally omitted]